QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

Contact:
Jennifer P. Davis	direct phone: 803.748.2353
Corporate Communications	fax: 803.748.8420
e-mail: jennifer.davis@seibels.com

THE SEIBELS BRUCE GROUP, INC., ANNOUNCES EXTENSION OF
ODD-LOT TENDER OFFER

Columbia, South Carolina, 16 June 2003—The Seibels Bruce Group, Inc. (OTC Bulletin Board: SBIG) today announced an extension to the stock tender program allowing shareholders owning fewer than 100 shares of Seibels Bruce stock to sell their shares to the Company. The voluntary program gives eligible shareholders the opportunity to sell all of their shares back to the Company without incurring transaction fees. The program will be in effect through July 31, 2003 for shareholders of record on March 10, 2003. The price to be paid to shareholders is $2.50 per share.

Seibels Bruce is making no recommendation to shareholders as to whether they should act upon this offer. A letter explaining the details of the program will be mailed to all eligible shareholders.

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance. In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc.; flood zone determination and related services through America's Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company. Additional information about Seibels Bruce can be found online at http://www.seibels.com.

###

QuickLinks

THE SEIBELS BRUCE GROUP, INC., ANNOUNCES EXTENSION OF ODD-LOT TENDER OFFER